Exhibit 99.1

BIOLASE ANNOUNCES REVISIONS TO PRIOR FINANCIAL STATEMENTS

SAN CLEMENTE, Calif., May 19, 2005 — BIOLASE Technology, Inc. (NASDAQ: BLTIE - News), a medical technology company that develops, manufactures and markets lasers and related products for dental and medical applications, announced today that the Company’s management has recommended, and the Company’s Audit Committee has concluded, that its financial statements as of and for the years ended December 31, 2002 and 2003 included in its Annual Report on Form 10-K for the year ended December 31, 2003, as well as the financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 will need to be restated as a result of certain adjustments previously described in the Company’s March 17, 2005 press release and therefore the above referenced financial statements as such should no longer be relied upon. A primary consideration in reaching this conclusion was the significance of the under accrual of sales tax and related penalties and interest in 2002. The aggregate impact of corresponding adjustments in 2003 and the first three quarters of 2004 relating to the sales tax and penalties and interest, together with other adjustments in 2003 and 2004 that were not individually material, led the Audit Committee to conclude that 2003 and the first three quarters of 2004 also need to be restated. The Company and the Audit Committee discussed the conclusion to restate its financial statements with the Company’s independent registered public accounting firm.

The Company has identified the following principal adjustments to its financial statements as summarized in the following table (in thousands):

	Fiscal year ended December 31, 2002	Fiscal year ended December 31, 2003	Nine months ended September 30, 2004

Pre-tax income as presented	$1,500	$7,670	$250

Sales taxes	(440)	(290)	140
Value added tax	—	(70)	(60)
Revenue	—	(230)	230
Employee related expense	—	120	20
Other	—	(50)	30

Pre-tax income as restated	$1,060	$7,150	$610

The adjustments relate to the following: (i) the Company under accrued sales tax, including penalties and interest for late sales tax returns, and subsequent abatement of a portion of the penalties and interest by certain of the states (total net amounts were approximately $440,000 in 2002, $290,000 in 2003 and an over accrual of $140,000 in the first three quarters of 2004), (ii) the Company under accrued value-added tax obligations by approximately $70,000 in fiscal 2003 and $60,000 in the first three quarters of 2004, (iii) net overstatement by the Company of revenue of approximately $230,000 in the fourth quarter of 2003 and net understatement by the Company of revenue of $230,000 in the first three quarters of 2004 as a result of recording the amounts not initially deferred in conjunction with certain multiple element revenue arrangements, (iv) during 2003, the Company overstated payroll expense of $120,000, and during 2004, understated payroll and bonus expense aggregating $70,000 and overstated vacation expense by $90,000 and (v) other minor items. There is no impact to income taxes for 2002; accordingly, net income for 2002 was overstated by $440,000 and diluted earnings per share was overstated by $0.02. The Company is currently evaluating the impact to its income tax provision and net income for 2003 and 2004. At this time, the Company has not identified the need for any other significant prior period adjustments beyond those discussed above. Based on the information and analysis prepared to date, these adjustments do not have an impact on the prior cash flows of the Company.

The process of determining the amount of the adjustments and therefore the need to restate the financial statements has taken many weeks. The components of the sales tax calculations related to accrued interest and penalties were arduous and difficult, and involved making calculations under 45 states’ statutes, in certain cases on a month-by-month basis. The Company engaged a nationally recognized sales tax consultant to assist it in preparing and filing late sales tax returns and to develop a method to ensure timely sales tax filings. In 2003 and 2004, the Company paid substantially all of the unpaid taxes and has obtained abatement of a substantial portion of the penalties owing to certain states. Ultimately, however, the Company concluded that it was necessary to accrue the full statutory liability for the interest and penalties related to all prior periods for late filings of approximately $700,000, and record in 2004 a reduction in that liability of approximately $400,000 to reflect the portion of interest and penalties for which an abatement was granted by the states. Additional reductions in the penalties and interest on the sales tax liability may be recognized in 2005 when and if, granted by the states.

The Company has concluded that the aggregate effect of the adjustments to be made to the historical financial statements will result in pretax income in 2002 being reduced by approximately $440,000, pretax income in 2003 being reduced by approximately $520,000, and pretax income for the first three quarters of 2004 being increased by approximately $360,000. These adjustments, on a cumulative basis, represent approximately $600,000, or approximately 6% of the total cumulative pretax income for 2002, 2003 and the first three quarters of 2004, as originally reported.

“We appreciate the continued patience of our shareholders. We are pleased to have put behind us the sales tax issue, in particular the accounting treatment of penalty and interest, and the development of a system to track sales tax on an ongoing basis. We look forward to completing our audit and getting our 2004 Form 10-K and 10-Q/As for the first three quarters of 2004 on file as quickly as possible,” commented Robert E. Grant, President and Chief Executive Officer.

The Company remains committed to completing its financial review at the earliest possible time. The accounting analysis is ongoing and the scope of the Company’s work is subject to continuing review; therefore, management may have further assessments of these and any other transactions it reviews and consequently, the final financial results may vary materially from this preliminary report.

Update to Form 10-K and Form 10-Q Filings

At this time, the Company has completed its analysis related to the Diodem transaction, as previously discussed in its March 17, 2005 press release, and expects to expense a majority of the consideration in the fourth quarter of 2004, since it was attributable to the settlement of the related lawsuit. The Company is close to finalizing its financial statements for fiscal year 2004. Management’s assessment of internal control over financial reporting as required by the Sarbanes-Oxley Act Section 404 also remains an open item with respect to completing the financial review for 2004. As previously mentioned in a press release dated March 17, 2005, the Company expects to identify significant deficiencies and now believes there are at least two material weaknesses in its system of internal controls related to the accounting for sales taxes and the identification of the impairment of indefinite-lived intangible assets. The Company is continuing its assessment, including the impact of the adjustments described herein, and may identify additional material weaknesses; however, due to the expected material weaknesses identified, the Company expects it will conclude that its internal control over financial reporting was not effective at December 31, 2004 and expects that its independent registered public accounting firm will likewise conclude the Company’s internal control over financial reporting was not effective at December 31, 2004.

The Company will file its Form 10-Q for the first quarter of 2005 as soon as practicable after filing its Form 10-K for 2004.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is the best selling dental laser system. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This release may contain forward-looking statements that are based on the current expectations and estimates by the Company’s management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements in this release include statements regarding the final amount of adjustments to the Company’s prior financial statements, the timing of the completion of the Company’s audit, the timing of the filing of the Company’s Form 10-K and Forms 10-Q/As for the first three quarters of 2004 and completion of the Company’s assessment of its internal control over financial reporting under Sarbanes-Oxley Section 404. These statements speak only as of the date hereof, are based upon the information available now, are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Such information is subject to change, and the Company undertakes no obligation to update such statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, completion of the evaluation of the Company’s fiscal results for 2004, completion of the Company’s analysis of potential adjustments to prior periods, completion of the management’s assessment of, and the Company’s independent registered accounting firm’s opinions related to, the Company’s internal control over financial reporting as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact: Robert E. Grant, President and Chief Executive Officer; John W. Hohener, Executive Vice President and Chief Financial Officer; or Scott Jorgensen, Director of Finance and Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.